UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 23, 2005


                         CEDRIC KUSHNER PROMOTIONS, INC.
             (Exact name of Registrant as specified in its charter)


       Delaware                           0-25563               65-0648808
(State or other jurisdiction of       (Commission File         (IRS Employer
incorporation or organization)            Number)            Identification No.)


1414 Avenue of the Americas, Suite 406
New York, New York                                                 10019
(Address of principal executive offices)                         (Zip Code)


(Registrant's telephone number, including area code)          (212) 755-1944


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.      Entry into a Material Definitive Agreement.

     On November 23, 2005, Beer League Holdings, LLC ("BLH"), of which Ckrush Entertainment, Inc., a wholly owned subsidiary of Cedric Kushner Promotions, Inc. (the "Company") is the sole managing member and owner of a controlling interest, entered into an agreement (the "Agreement") with Echo Bridge Entertainment, LLC of Needham, Massachusetts ("EBE").

     In the Agreement, BLH grants to EBE the exclusive distribution rights in the United States and Canada for 25 years for the full length theatrical film currently titled "Beer League" (the "Film"), which is currently in post-production. BLH retains the copyright to the Film. EBE's distribution rights apply to all languages and all media, as well as to music publishing and soundtrack rights.

     BLH retains the subsequent production rights in the Film, such as remakes, sequels and prequels, subject to EBE's 30-day right of first negotiation and 15-day last matching right for episodic series and stage rights. EBE will have the right to fund 50% of the budget for the first sequel, prequel or remake in exchange for distribution rights for such production on substantially the same terms as the Agreement. Subject to certain conditions, EBE agreed to release such remake, sequel or prequel on at least 1,000 screens with at least $10 million in prints and advertising (P&A) funding if the Film achieves at least $30 million in domestic box office revenue.

     EBE has agreed to advance $1,500,000 to BLH, of which $500,000 is due upon the initial delivery of the Film and the balance is due over the next 12 months. The parties expect to negotiate a tri-party agreement with an institutional lender to expedite the funding of the balance.

     EBE has agreed to release the Film on at least 100 screens and to spend at least $1,000,000 but not more than $2,000,000 in prints, advertising, publicity and marketing costs. The initial release will include at least three of the top 10 markets for the Howard Stern radio show. If the film rental from the first four weeks of the initial theatrical release is at least 75% of the print, advertising, publicity and marketing costs of that release, EBE shall release the Film on an additional 200 screens and spend between $1,000,000 and $3,000,000 in such costs additionally. If this release generates payments to EBE of at least 75% of such costs, then EBE shall release the Film on an additional 700 screens and spend between $2,000,000 and $10,000,000 in such costs additionally.

     BLH shall be entitled to five percent (5%) of the gross receipts generated by the Film and EBE shall be entitled to a 25% Distribution Fee. The balance will be applied first to reimburse EBE for it distribution expenses and then its $1,500,000 advance, without interest. The balance will then be applied to refund BLH's funding option, described below, if any. BLH will receive 25% of any home video revenue. After EBE recoups its advance and its distribution expenses related solely to theatrical exhibition, the balance of the gross receipts are to be paid to BLH until BLH has received a total of $6,000,000 of the gross receipts, after which the gross receipts will be allocated 80% to BLH and 20% to EBE.

     To partially secure EBE's recoupment of its $1,500,000 advance, the first $500,000 of revenue generated by the Film outside of the U.S. and Canada will be placed in a lockbox for direct payment to EBE. The lockbox amount will be released to EBE at the conclusion of the American Film Market (AFM) in November 2006 if, and only to the extent that, EBE has not recouped the last $500,000 of its advance from all other sources of payment. If the lockbox amount, along with all other such sources, is insufficient to recoup the last $500,000 of EBE's advance at the conclusion of the 2006 AFM, then all distribution rights to the Film outside of the United States and Canada will be granted to EBE, unless BLH provides EBE with sales contracts that assure EBE that it will recoup its advance.

     BLH shall have the option to fund the 200 and 700 screen releases described in the preceding paragraph if EBE does not reach the thresholds described. If BLH does so, it would recoup its expenses as set forth above.

     EBE is obligated to release the Film theatrically no later than Labor Day of 2006 and on home video no later than December 31, 2006.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  November 30, 2005           CEDRIC KUSHNER PROMOTIONS, INC.
(Registrant)



                                    By: /s/ James DiLorenzo
                                    -----------------------
                                    James DiLorenzo
                                    Executive Vice President